SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                                          Commission only (as permitted
                                          By Rule 14a-6(e) (2))

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                              CB BANCSHARES, INC.
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                (Name of Registrant As Specified In Its Charter)

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PRESS RELEASE ISSUED BY CB BANCSHARES, INC. REGARDING COMMENTS TO HAWAII
COMMISSIONER OF FINANCIAL INSTITUTIONS



May 13, 2003

FOR IMMEDIATE RELEASE

Contact:    Wayne T. Miyao
            Senior Vice President, City Bank
            Corporate Communications
            Ph:  (808) 535-2590
            Email: wmiyao@cb-hi.net
            Website:  www.citybankhawaii.com


            CB BANCSHARES SUBMITS COMMENTS TO HAWAII COMMISSIONER OF FINANCIAL INSTITUTIONS REQUESTING THAT CENTRAL PACIFIC'S APPLICATION TO
                        ACQUIRE CB BANCSHARES BE DENIED

   NOTES THAT CENTRAL PACIFIC'S PROPOSED HOSTILE TAKEOVER RAISES SIGNIFICANT
               COMPETITIVE ISSUES FOR BANKING SERVICES IN HAWAII

 CITES CENTRAL PACIFIC'S "LOW SATISFACTORY" COMMUNITY REINVESTMENT ACT LENDING
    RATING WHICH CB BANCSHARES BELIEVES COULD JEOPARDIZE REGULATORY APPROVAL


HONOLULU, May 13, 2003 - CB Bancshares, Inc. (Nasdaq: CBBI), the holding company of City Bank, has submitted comments to the Hawaii Commissioner of Financial Institutions (the "Commissioner"), who is charged with the overall supervision and regulation of all state-chartered and licensed financial institutions, regarding Central Pacific Financial Corp.'s (NYSE: CPF) ("CPF") application for approval to proceed with its proposed hostile takeover. CB Bancshares has requested that the Commissioner deny CPF's application based on the factors discussed in the comments, including the adverse effect that CB Bancshares believes CPF's proposal will have on competition for banking services to small- and medium-sized businesses and retail customers in Hawaii.

ANTITRUST CONCERNS -- REDUCED COMPETITION

CB Bancshares stated its view that the proposed hostile takeover by CPF will have substantial anticompetitive effects in Hawaii. Among other things, CB Bancshares believes that the proposed hostile takeover will significantly reduce competition because City Bank is Central Pacific's closest rival for Hawaii's small and medium-sized business and retail customers. CB Bancshares noted that the proposed hostile takeover would raise market concentrations well above relevant thresholds for competitive concerns, raising the possibility that the transaction will be challenged by State and Federal antitrust authorities.

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CB Bancshares noted that the anticompetitive effects of CPF's proposed hostile takeover would exacerbate the existing situation because:

   o Hawaii already has fewer banking alternatives per person than any other state in the country;
   o City Bank and Central Pacific are two of only three local community banks that provide a significant amount of working capital loans to small and medium-sized businesses in Hawaii; and
   o In terms of banking alternatives, Honolulu ranks next to last out of all 3,115 U.S. counties that have at least one office of an insured depository institution and would rank dead last if the takeover were to occur.

Based on these and other factors, CB Bancshares believes that CPF's proposed hostile takeover presents significant antitrust issues.

WOULD NOT SERVE THE CONVENIENCE AND NEEDS OF HAWAII'S COMMUNITIES

City Bank has a proud legacy of commitment to helping Hawaii's underserved communities, as demonstrated by its CRA (Community Reinvestment Act) lending rating of "high satisfactory" on providing needed loans to the communities it serves. In contrast, Central Pacific's CRA lending rating of "low satisfactory" is the lowest lending rating among commercial banks in Hawaii.

Based on the most recent publicly available home mortgage loan data, City Bank originates more than six times the number of home mortgage loans to low- and moderate-income individuals than Central Pacific and more than four times the number of loans to small businesses in low and moderate-income areas. These loans help propel Hawaii's recovering economy and benefit all members of the community.

Central Pacific's low CRA lending rating and comparatively poorer community lending record could jeopardize its ability to obtain regulatory approval. Moreover, Hawaii's communities could be materially harmed by the discontinuation of support that they have come to rely on from City Bank.

POTENTIAL FOR SIGNIFICANT REDUCTION IN CPF'S CAPITAL LEVELS

CB Bancshares stated its belief that CPF's proposed hostile takeover has the potential to substantially reduce CPF's capital below the levels projected by CPF in its public disclosure. Using CPF's own assumptions set forth in its public filings, its proposed takeover of CB Bancshares would result in a 23.5% decline in its "leverage capital ratio," a key measure of bank capital, on a pro forma basis as of December 31, 2002. However, as CB Bancshares pointed out in its comment, CPF's public filings fail to even mention the possibility that significantly more capital could be required to complete CPF's proposed second-step merger as a result of the absolute right of Hawaii shareholders of a merged company to receive the "fair value" of their shares entirely in cash.

Assuming Central Pacific were to complete its exchange offer and acquire 75% of the fully diluted outstanding shares of CB Bancshares:

      o If all remaining shareholders of CB Bancshares exercised dissenters' rights in the merger, CB Bancshares believes CPF's projected leverage capital ratio on a pro forma basis as of December 31, 2002 would drop by more than 37% to approximately 5.61% when compared to CPF's actual leverage capital ratio as of December 31, 2002, which would be dramatically lower than the 8.15% average leverage capital ratio


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         reported by the federal banking agencies for CPF's peer group as of
         December 31, 2002; and

      o If half of all remaining shareholders of CB Bancshares exercised dissenters' rights in the merger, CB Bancshares believes CPF's projected leverage capital ratio on a pro forma basis as of December 31, 2002 would drop by more than 30% to approximately 6.25% when compared to CPF's actual leverage capital ratio as of December 31, 2002, which still would be well below the comparable peer group average leverage capital ratio of 8.15% as of December 31, 2002.

PERCEIVED LACK OF MANAGERIAL EXPERTISE

CB Bancshares further noted its view that CPF does not have the experience or expertise to accomplish the challenging task of acquiring CB Bancshares and successfully integrating and managing the two companies. CB Bancshares pointed out that, among other things:

   o  CPF has not acquired another bank in its entire 49-year history;
   o  The proposed acquisition would nearly double the size of CPF; and
   o CPF's Clinton L. Arnoldus, who has not previously managed a public company, and his senior management team have no relevant experience overseeing the combination and integration of two public banking institutions.

For these reasons and the other reasons stated in its comments, CB Bancshares believes that CPF has failed to provide evidence that, among other things, the proposed acquisition of CB Bancshares would meet the Hawaii banking statute requirement that the transaction be "fair and reasonable to the depositors, beneficiaries, creditors, or shareholders," and that CPF's application should be denied.

                                     -----


Sandler O'Neill & Partners, L.P. is serving as financial advisor to CB Bancshares and Kobayashi, Sugita & Goda, a Honolulu law firm, is serving as local legal counsel.

CB Bancshares, Inc. is a bank holding company, which provides a full range of banking products and services for small-and-medium-sized businesses and retail customers through its principal subsidiary, City Bank. City Bank maintains 21 branches on the islands of Oahu, Hawaii, Maui and Kauai.

                                     -----

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares' financial results. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are CB Bancshares' current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares' 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain


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additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

The directors and certain executive officers of CB Bancshares may be deemed to be participants in the solicitation of proxies from the shareholders of CB Bancshares in connection with CB Bancshares' special meeting of shareholders (the "Special Meeting") under the Hawaii Control Share Acquisitions Statute. Information concerning such participants is contained in CB Bancshares' definitive proxy statement on Schedule 14A relating to CB Bancshares' 2003 Annual Meeting filed with the Securities and Exchange Commission (the "SEC") on March 12, 2003.

CB Bancshares filed a preliminary proxy statement on Schedule 14A with the SEC on May 5, 2003 with respect to its solicitation of proxies for use at the Special Meeting and, subject to future developments, CB Bancshares may file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 relating to any tender/exchange offer made by Central Pacific Financial Corp. Shareholders of CB Bancshares are advised to read CB Bancshares' Solicitation/Recommendation Statement on Schedule 14D-9 and CB Bancshares' proxy statement for the Special Meeting when such documents become available because they will contain important information. Shareholders of CB Bancshares and other interested parties may obtain, free of charge, copies of the Schedule 14D-9 (when available), CB Bancshares' proxy statement and other documents filed by CB Bancshares with the SEC at the SEC's internet website at www.sec.gov. Each of these documents (when available) may also be obtained, free of charge, by calling investor relations at CB Bancshares at 808-546-8413.

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